 Filed Pursuant to Rule 424(b)(5)

 Registration No. 333-274265

PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated January 23, 2026

to Prospectus dated December 15, 2023)

Soligenix, Inc.

Up to $2,956,000

COMMON STOCK

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the information in the prospectus supplement dated January 23, 2026 (the “January Prospectus”), filed as a part of our registration statement on Form S-3 (File No. 333-274265) (the “Registration Statement”) and the prospectus dated December 15, 2023 contained therein (the “December Prospectus” and, together with the January Prospectus, the “Prior Prospectus”), relating to the offering, issuance and sale by us of our common stock, par value $0.001 per share, from time to time, that may be issued and sold under the At Market Issuance Sales Agreement (the “Sales Agreement”), dated January 23, 2026, by and between us and Rodman & Renshaw LLC, as sales agent. This Prospectus Supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to amend the Prior Prospectus to update the maximum dollar amount of shares we are eligible to sell under the Sales Agreement and the Prospectus Supplement. As of the date hereof, the current aggregate market value of our outstanding common stock held by non-affiliates, or public float, is $24,511,625, which was calculated based on 17,261,708 outstanding shares of common stock held by non-affiliates as of such date and a price of $1.42 per share, the last reported sales price of our common stock on April 27, 2026, as reported on the Nasdaq Capital Market.

Pursuant to General Instruction I.B.6, as of the date hereof, we currently may offer and sell common stock having an aggregate offering price of up to $2,956,000 under the Sales Agreement, which amount is in addition to the common stock that we have sold to date in accordance with the Sales Agreement under the Prior Prospectus. If our public float increases such that we may sell additional amounts under the Sales Agreement and the Registration Statement of which this Prospectus Supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making additional sales. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding one-third of the aggregate market value of our common stock held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75 million. As of the date hereof, we have sold securities with an aggregate market value of $5,214,498 pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SNGX.” On May 27, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.87 per share.

We are a smaller reporting company as defined under Rule 405 of the Securities Act of 1933, as amended, and as such, we have elected to comply with certain reduced public company reporting requirements. See the section entitled

“Summary — Implications of Being a Smaller Reporting Company” on page S-3 of the Prior Prospectus for additional information.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-7 of the Prior Prospectus, and in our most recent Annual Report on Form 10-K and in the risks discussed under similar headings in the documents incorporated by reference in this Prospectus Supplement and the Prior Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

Rodman & Renshaw LLC

The date of this Prospectus Supplement is May 28, 2026.